EXHIBIT 4
                                   POLICY FORM

                          INDIVIDUAL DEFERRED VARIABLE

                                 ANNUITY POLICY

                           FLEXIBLE PURCHASE PAYMENTS



                    GE Capital Life Assurance Company of New York ("GE Capital Life") agrees to pay annuity benefits as provided in this policy.

                    This policy is a legal contract between you and GE Capital Life. The Owner should hold the original of this policy. Please read this policy carefully.

                    TEN DAY FREE LOOK: Within 10 days of the date of receipt of this policy by the Owner, it may be canceled by delivering or mailing it to GE Capital Life at its Home Office or to the agent through whom it was purchased. GE Capital Life will refund the Account Value (without reduction for any surrender charges) plus any amount deducted from the premium payments. No transfers or partial surrenders may be made during the Free-Look period.

                    INCOME PAYMENTS, SURRENDER VALUES AND THE DEATH BENEFIT DESCRIBED IN THIS POLICY, WHEN BASED ON INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.



               For GE Capital Life Assurance Company of New York




             --------------------------------   -------------------------------
                PRESIDENT                                     SECRETARY


                o  Individual Deferred Variable Annuity Policy
                o  Income payments beginning at maturity
                o  Nonparticipating
                o  Some values and benefits reflect investment results



GE CAPITAL LIFE ASSURANCE OF NEW YORK
A GE Financial Assurance Company

GE Capital Life Assurance Company of New York
125 Park Avenue, Sixth Floor
New York, NY 10017-5529


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POLICY DATA
SCHEDULE OF BENEFITS       SCHEDULE OF PREMIUMS
                           AMOUNT   PAYABLE
ANNUITY                    $[10,000.00] INITIAL PREMIUM



INITIAL PREMIUM:                          $[10,000.00]
MINIMUM ADDITIONAL PREMIUM:               $ [1,000.00]
MINIMUM PORTION OF PREMIUM ALLOCATED
TO EACH INVESTMENT SUBDIVISION:                    [1]%

CHARGES:
         ANNUAL POLICY MAINTENANCE CHARGE:     $25.00
         MORTALITY AND EXPENSE CHARGE:           1.25% ANNUALLY (.003446% DAILY)
         ADMINISTRATIVE EXPENSE CHARGE:          0.15% ANNUALLY (.000411% DAILY)
         TRANSFER CHARGE:                      $10.00
         [ANNUAL DEATH BENEFIT CHARGE:]          0.10%




              OWNER  [JOHN DOE]

  JOINT OWNER  [N/A]

     ANNUITANT  [JOHN DOE]                      [MALE] [35-AGE LAST BIRTHDAY]
POLICY NUMBER  [00000000]

  POLICY DATE  [OCTOBER 1, 1996]


THE SMALLEST ANNUAL INVESTMENT RETURN ON ASSETS OF THE SEPARATE ACCOUNT REQUIRED TO MAINTAIN NONDECREASING VARIABLE INCOME PAYMENTS IS 4.47%, FOR PAYMENTS WITH AN ASSUMED INTEREST RATE OF 3%.

POLICY NUMBER     [00000000]
GE CAPITAL LIFE SEPARATE ACCOUNT II
INVESTMENT SUBDIVISIONS                     ARE INVESTED IN
                          THE ALGER AMERICAN FUND
AAF SMALL CAPITALIZATION                                      ALGER AMERICAN SMALL CAPITALIZATION PORTFOLIO
AAF GROWTH                                                    ALGER AMERICAN GROWTH PORTFOLIO
                FIDELITY VARIABLE INSURANCE PRODUCTS FUND
FID EQUITY - INCOME                                           EQUITY - INCOME PORTFOLIO
FID GROWTH                                                    GROWTH PORTFOLIO
FID OVERSEAS                                                  OVERSEAS PORTFOLIO
                FIDELITY VARIABLE INSURANCE PRODUCTS FUND II
FID ASSET MANAGER                                             ASSET MANAGER PORTFOLIO
FID CONTRAFUND                                                CONTRAFUND PORTFOLIO
                 FIDELITY VARIABLE INSURANCE PRODUCTS FUND III
FID GROWTH AND INCOME                                         GROWTH & INCOME PORTFOLIO
FID GROWTH OPPORTUNITIES                                      GROWTH OPPORTUNITIES PORTFOLIO
                         FEDERATED INSURANCE SERIES
FED UTILITY II                                                FEDERATED UTILITY FUND II
FED HIGH INCOME BOND II                                       FEDERATED HIGH INCOME BOND FUND II
FED AMERICAN LEADERS II                                       FEDERATED AMERICAN LEADERS FUND II
                             JANUS ASPEN SERIES
JAN BALANCED                                                  BALANCED PORTFOLIO
JAN FLEXIBLE INCOME                                           FLEXIBLE INCOME PORTFOLIO
JAN GROWTH                                                    GROWTH PORTFOLIO
JAN AGGRESSIVE GROWTH                                         AGGRESSIVE GROWTH PORTFOLIO
JAN WORLDWIDE GROWTH                                          WORLDWIDE GROWTH PORTFOLIO
JAN INTERNATIONAL GROWTH                                      INTERNATIONAL GROWTH PORTFOLIO
JAN CAPITAL APPRECIATION                                      CAPITAL APPRECIATION PORTFOLIO
                          GE INVESTMENTS FUNDS INC.
GEI MONEY MARKET                                              MONEY MARKET FUND
GEI INCOME                                                    INCOME FUND
GEI S&P 500 INDEX *                                           S&P 500 INDEX FUND
GEI TOTAL RETURN                                              TOTAL RETURN FUND
GEI INTERNATIONAL EQUITY                                      INTERNATIONAL EQUITY FUND
GEI REAL ESTATE SECURITIES                                    REAL ESTATE SECURITIES FUND
GEI GLOBAL INCOME                                             GLOBAL INCOME FUND
GEI VALUE EQUITY                                              VALUE EQUITY FUND
GEI U.S.EQUITY FUND                                           U.S. EQUITY FUND
                       OPPENHEIMER VARIABLE ACCOUNT FUNDS
OPP HIGH INCOME                                               OPPENHEIMER HIGH INCOME FUND
OPP BOND                                                      OPPENHEIMER BOND FUND
OPP AGGRESSIVE GROWTH                                         OPPENHEIMER AGGRESSIVE GROWTH FUND
OPP GROWTH                                                    OPPENHEIMER GROWTH FUND
OPP MULTI STRATEGIES                                          OPPENHEIMER MULTIPLE STRATEGIES FUND
                        PBHG INSURANCE SERIES FUND, INC.
PIL GROWTH II                                                 GROWTH II PORTFOLIO
PIL LARGE CAP GROWTH                                          LARGE CAP GROWTH PORTFOLIO
                      GOLDMAN SACHS ASSET MANAGEMENT, INC.
GSF GROWTH & INCOME                                           GOLDMAN SACHS GROWTH AND INCOME FUND
GSF MID CAP EQUITY                                            GOLDMAN SACHS MID CAP EQUITY FUND

GUARANTEE ACCOUNT FOR ONE YEAR

YOU MAY ALLOCATE YOUR ACCOUNT VALUE TO AS MANY AS TEN INVESTMENT SUBDIVISIONS. CONSULT THE PROSPECTUS FOR INVESTMENT DETAILS.

* "STANDARD & POOR'S," "S&P," "S&P 500," "STANDARD & POOR'S 500," AND "500" ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. AND HAVE BEEN LICENSED FOR USE BY GE INVESTMENT MANAGEMENT INCORPORATED. THE S&P 500 INDEX FUND IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY STANDARD & POOR'S AND STANDARD & POOR'S MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF INVESTING IN THE FUND.

NY1066-S1 6/97                                        POLICY DATA PAGE - 2






    POLICY NUMBER:         [00000000]


                                    TABLE OF SURRENDER CHARGES

                  YEARS                 SURRENDER CHARGE PERCENTAGE
                    1                                6%
                    2                                6%
                    3                                6%
                    4                                6%
                    5                                4%
                    6                                2%
           7 AND LATER                               0%



    NY1066-S1 6/97                                       POLICY DATA PAGE - 3

                                TABLE OF CONTENTS

Policy Data                                                      3
Introduction                                                     4
Owner, Annuitant and Beneficiary Provisions                      5
Death Provisions                                                 6
Premium Payments                                                 7
Income Benefit                                                   8
Account Value Benefits                                           8
Guarantee Account                                               11
Separate Account                                                11
General Information                                             14
Optional Payment Plans                                          15

Copies of any application, riders and endorsements follow on page 18.

                                   Word Index

Account Value                  8            Optional Payment Plans   15-18
Allocation of Premiums         8            Owner                      5
Statement of Values           13            Ownership Change           5
Beneficiary                    5            Premiums                   7
Beneficiary Change             5            Separate Account          11
Death Benefit                  6            Surrender                  9
Investment Subdivisions       11            Surrender Value           10
Misstatement of Age or Gender 14            Transfers                 13
Notices                       14            Unit Value                12

INTRODUCTION

This is a flexible premium variable deferred annuity policy. In return for premium payments and any application, we provide certain benefits.

As used in this policy, you or yours refers to the Owner or Owners. We, us or ours refers to GE Capital Life Assurance Company of New York. The Owner and the Annuitant are shown on the policy data page.

Person, as used in this policy is a human being, a trust, a corporation or any other legally recognized entity.

This policy provides an income benefit beginning on the maturity date. The amount of income benefit will depend on:

The maturity value;
The amount of any applicable premium tax;
The Annuitant's gender and settlement age on the maturity date; and The payment plan chosen.

Depending upon the conditions described in the Death Provisions section, this policy provides for either the payment of a death benefit or the continuation of this policy at the death of the Owner, Joint Owner or Annuitant prior to the maturity date.

This Policy and Its Parts

This policy is a legal contract. It is the entire contract between you and us. An agent cannot change this contract. Any change to it must be in writing and approved by us. Only our President or one of our Vice Presidents can give our approval. PLEASE READ YOUR POLICY CAREFULLY.

Policy means this policy with any attached application and any riders and endorsements. All statements in any application are considered representations and not warranties.

We reserve the right to amend this policy as needed to maintain its status as an annuity under the Internal Revenue Code. If the policy is amended, we will send you a copy of the amendment, together with the applicable regulation, ruling or other requirement imposed by the Internal Revenue Service which requires such amendment.



Age

Age on the policy date or on a policy anniversary prior to the date payments begin means the person's age on his or her last birthday.

Policy Date

This policy goes into effect on the policy date shown on the policy data page. Policy years and anniversaries for the initial premium are measured from this date. Years for determining charges related to additional premiums are measured from the date of receipt of each additional premium.

Maturity Date

The maturity date is the date on which we start payment of income benefits if the Annuitant is still living. The normal maturity date shall not go beyond the Annuitant's 90th birthday. You may select an earlier maturity date by sending us written notice.

If you change the maturity date, maturity date will then be the maturity date you selected.

OWNER, ANNUITANT AND BENEFICIARY PROVISIONS

The Owner

The Owner or Joint Owners are shown in this policy. Joint Owners own the policy equally with the right of survivorship. Right of survivorship means that if a Joint Owner dies, his or her interest in this policy will pass to the surviving Joint Owners. Disposition of this policy upon death of an Owner is subject to the Death Provisions.

An Owner or Joint Owner has rights while this policy is in force, subject to the rights of any beneficiary named irrevocably, and any assignee under an assignment filed with us.

The Annuitant

The Annuitant is the person upon whose age and gender guaranteed income benefits are determined. This policy names you or someone else as the Annuitant. The Contingent Annuitant, if any, is shown in the application if attached to this policy. If an application is not attached and you wish to name a Contingent Annuitant, you may do so by sending a written request to our home office. At the death of the Annuitant prior to the maturity date, the Cxontingent Annuitant, if any, may become the Annuitant in certain circumstances, (see Death Provisions). If no Contingent Annuitant is alive, the Owner (if a natural person, otherwise, the Joint Owner, if a natural person) will be the Contingent Annuitant.

The Beneficiary

The Primary Beneficiary and any Contingent Beneficiaries are shown in the application if attached to this policy. If an application is not attached and you wish you wish to name a Primary or Contingent Beneficiary(ies), you may do so by sending a written request to our home office.

Changing the Owner, Contingent Annuitant or Beneficiary

During the Annuitant's life, you can change an Owner, the Contingent Annuitant and any Beneficiary if you reserved this right. A person named irrevocably may be changed only with that person's written consent. To make a change, send a written request to our home office. The request and the change must be in a form satisfactory to us. The change will take effect as of the date you sign this request. The change will be subject to any payment we make before we receive the change. Except as described above, the Annuitant cannot be changed.

DEATH PROVISIONS

Designated Beneficiary

If the Owner, Joint Owner or the Annuitant dies while this policy is in force and before income payments begin, the Designated Beneficiary will be treated as the sole owner of this policy following such a death, subject to the distribution rules set forth below. The Designated Beneficiary will be the person first listed below who is alive or in existence on the date of the death of the Owner, Joint Owner or the Annuitant:

  (1) Owner
  (2) Joint Owner
  (3) Primary Beneficiary
  (4) Contingent Beneficiary
  (5) Owner's Estate

If Joint Owners both survive, they will become the Designated Beneficiary together.

Distribution Rules

The following distribution rules will apply if the Owner, Joint Owner or the Annuitant dies before income payments begin.

If the Designated Beneficiary is someone other than the surviving spouse of the deceased Owner, Joint Owner or Annuitant, no further premium payments will be accepted and we will pay the Surrender Value to, or for the benefit of, the Designated Beneficiary. That payment will be made in one lump sum upon receipt of due proof of death. Instead or receiving that distribution, the Designated Beneficiary may elect:

(a) to receive the Surrender Value at any time during the five year period following the date of death of the Owner, Joint Owner or Annuitant by partially or totally surrendering the policy during that period; or
(b) to apply the entire Surrender Value under Optional Payment Plan 1 or 2 with the first payment to the Designated Beneficiary being made no later than one year after the date of death of the Owner, Joint Owner or Annuitant, and with payment being made over the life of the Designated Beneficiary or over a period not exceeding the Designated Beneficiary's life expectancy.

If the entire Surrender Value has not been paid to the Designated Beneficiary by the end of the five year period following the date of death of the Owner, Joint Owner or Annuitant and payments have not begun in accordance with (b) above, this policy will terminate at the end of that five-year period, and we will pay any remaining Surrender Value to, or for the benefit of, the Designated Beneficiary. If the Designated Beneficiary dies before the required payments have been made, the Designated Beneficiary will not be treated as an Owner of the policy for purposes of these Death Provisions, and any remaining payments we make will be made to the person named by the Designated Beneficiary in writing or, if no person is so named, the estate of the Designated Beneficiary.

If the Designated Beneficiary is the surviving spouse of the deceased Owner, Joint Owner or Annuitant, the surviving spouse may continue this policy as the Owner. In addition, that person will also become the Annuitant if the deceased was the Annuitant, there is no surviving Contingent Annuitant and this policy has not been surrendered for the death benefit which is available at the Annuitant's death under the conditions set forth below. On the surviving spouse's death, the entire interest in the policy will be paid within 5 years of such spouse's death to the Beneficiary named by the surviving spouse (and if no Beneficiary is named, such payment will be made to the surviving spouse's estate).

If there is more than one Designated Beneficiary, each Designated Beneficiary will be treated separately according to that Designated Beneficiary's portion of this policy for purposes of this Death Provisions section.

These Distribution Rules will not apply at the death of the Annuitant if all of the following conditions exist:

     o     the Annuitant was not also an Owner of this policy;

     o     all owners of this policy are natural persons; and

     o     a Contingent Annuitant survives.

The Death Benefit will be the greater of:

The minimum death benefit described below; or The Account Value of the policy on the date we receive proof of the Annuitant's death.

During the first six policy years, and subsequently if the Annuitant was age 81 or older on the policy date, the minimum death benefit is the total premiums paid reduced for any partial surrenders.

During the subsequent six-year period, if the Annuitant was age 80 or younger on the policy date, the minimum death benefit will be the Death Benefit on the last day of the previous six-year period plus any premium paid since then, reduced for any partial surrenders since then.

If the surrender occurs more than 90 days after the Annuitant's death, the Surrender Value will be payable instead of the Death Benefit. If this policy is not surrendered, it will remain in force subject to the preceding provisions.

Payment of Benefits

Instead of receiving payment in a lump sum, the Designated Beneficiary may elect to receive proceeds under Optional Payments Plan 1 or 2 with the first payment to the Designated Beneficiary being made no later than one year after the date of death of the Owner, Joint Owner or Annuitant. Payments will be made over the life of the Designated Beneficiary or over a period not exceeding the Designated Beneficiary's life expectancy.

Payment of Benefits After Income Payments Have Begun

If the Owner, Joint Owner, or the Annuitant dies while this policy is in force and after income payments have begun, or if a Designated Beneficiary receiving income payments dies after the date income payments have begun, payments made under this policy will be made at least as rapidly as under the method of distribution in effect at the time of such death, notwithstanding any other provision of this policy.

PREMIUM PAYMENTS

The initial premium is due on the policy date.

Additional Premium Payments

You may make additional premium payments at any time before the maturity date. The minimum amount of each additional premium payment is shown on the policy data page.

When and Where to Pay Premiums

Each premium is payable in advance. Pay each premium to our home office. Make any checks or money orders payable to GE Capital Life Assurance Company of New York.

Allocation of Premiums

You may allocate premiums to the Guarantee Account and/or to one or more Investment Subdivisions of the Separate Account, up to the maximum number shown in the policy data page. The portion of each premium that must be allocated to any particular Investment Subdivision is also shown on the policy data page.

Premiums will initially be allocated in accordance with the allocations requested by you. You may change the allocation of later premiums at any time, without charge, by sending a written notice to us at our home office. The allocation will apply to premiums received after we record the change.

INCOME BENEFITS

We will pay you an income benefit for a guaranteed minimum period beginning on the maturity date if the Annuitant is still living. The income benefit will be a variable income payment similar to that described in the provision titled "Variable Income Options" under the Optional Payment Plans section. Payments will be made under a Life Income with 10 Years Certain plan, unless you choose otherwise.

Under the Life Income with 10 Years Certain plan, if the Annuitant lives longer than 10 years, payments will continue for his or her life. If the Annuitant dies before the end of ten years, the remaining payments for the ten year period will be discounted at the same rate used to calculate the income benefit. The discounted amount will be paid in one lump sum to you.

At any time, while the Annuitant is living, and before the maturity date, you may choose to change the payment plan by written request. If you do choose a different plan, the income benefit will reflect the plan chosen. Payment plans which base payments on the life or lives of one or more individuals will base such payment on the life of the Annuitant or the Annuitant and an additional individual. You may elect to receive the maturity value in a lump sum instead of receiving an income benefit. If we pay the maturity value, we will have no further obligation under this policy.

The maturity value is equal to the Surrender Value on the day immediately preceding the maturity date.

The initial income payment under a Life Income with 10 Years Certain plan, payable monthly, is calculated by multiplying (a) times (b), divided by (c) where:

is the monthly payment rate per $1000, shown under the Optional Payment Plans for Life Income with 10 years Certain, using the gender and settlement age of the Annuitant, instead of the payee, on the maturity date; is the maturity value; and is $1,000.

Annuity payments will be made monthly unless quarterly, semi-annual or annual payments are chosen by written request. However, if any payment made more frequently than annually would be or becomes less than $20, we reserve the right to reduce the frequency of payments to an interval that would result in each payment being at least $20. If the annual payment payable at maturity is less than $20, we will pay the maturity value and the policy will terminate effective as of the maturity date.

ACCOUNT VALUE BENEFITS

The Account Value of this policy is equal to the account value allocated to the Investment Subdivisions of the Separate Account and any Guarantee Account. On the date the initial premium is received and accepted, the Account Value equals the initial premium.

Account Value of the Separate Account

At the end of each valuation period after such date, the Account Value allocated to each Investment Subdivision of the Separate Account is (a) plus (b) plus (c) minus (d) minus (e) minus (f), where:
    (a) is the Account Value allocated to the Investment Subdivision at the end of the preceding valuation period, multiplied by the Investment Subdivision's Net Investment Factor for the current period;
    (b) is premium payments received during the current valuation period;
    (c) is any other amounts transferred into the Investment Subdivision during the current valuation period;
    (d) is Account Value transferred out of the Investment Subdivision during the current valuation period;
    (e) is any partial surrender made from the Investment Subdivision during the current valuation period;
    (f) is any applicable premium tax deductions.

In addition, after the policy date whenever a valuation period includes the policy anniversary day, the Account Value at the end of such period is reduced by the Annual Policy maintenance Charge allocated to the Account Value in the Investment Subdivision for that policy anniversary day. This charge will be allocated among the Investment Subdivisions of the Separate Account in the same proportion that this policy's Account Value in each Investment Subdivision bears to the total Account Value in all Investment Subdivisions at the beginning of the policy year.

Account Value of the Guarantee Account

The account value of the Guarantee Account is the sum of all amounts allocated to it, plus any interest credited on those amounts, less any amounts removed by transfer or surrender, and less any amounts deducted for charges made under the terms of the policy and any rider that may apply.

Any allocation of premium to the Guarantee Account will take effect immediately, regardless of whether or not the initial investment period (if any) has expired.

Amounts allocated to the Guarantee Account earn interest at the rate applicable to the particular allocation. With respect to each allocation, the applicable rate will remain in effect for one year (the interest rate guarantee period). At the end of each interest rate guarantee period, a new rate will apply to the allocation and a new interest rate guarantee period will commence for that allocation.

Interest rate applicable to allocations to the Guarantee Account are determined by us in our sole discretion. No such rate will ever be less than 3% per year.

The initial interest rate guarantee period for any allocation will be one year. Subsequent interest rate guarantee periods will each be one year.

Deductions from the policy's Account Value for the annual policy maintenance charge and any other charges that may apply are made first from the account value of the Guarantee Account. No such deduction will occur if it would reduce the policy's Surrender Value below any minimum value that might be required by applicable state law.

Annual Policy Maintenance Charge

There will be a charge made each year for maintenance of this policy. This charge is made once each policy year against the Account Value allocated to the Separate Account. The charge for a policy year will be made at the earlier of the next policy anniversary or the date this policy is surrendered. The amount of this charge is shown on the policy data page. We will waive this charge if the Account Value exceeds $75,000 at the time the charge is due.

Surrender

You can fully or partially surrender this policy by sending a written request to our home office. We must receive the request before income benefit payments begin. You may be required to pay a surrender charge, this charge will be deducted from the amount surrendered.

Full Surrender. You must send us your policy with your request for a full surrender. The amount payable is the Surrender Value. The Surrender Value of this policy is the Account Value on the date we receive your written request for surrender in our home office, less any surrender charge.

Partial Surrender. You may make a partial surrender from the Account Value of this policy at any time. The amount of a partial surrender may not be less than $500 or reduce the Account Value to less than $5000. The amount payable will be the amount of the partial surrender less any surrender charge.

With regard to partial surrenders, you may specify whether the surrender should be made from the Guarantee Account or the Separate Account. If you do not, the surrender will be made first from the account value of the Separate Account, then from the account value of the Guarantee Account. Surrenders involving the Guarantee Account will come from allocations in the order they were received.

Surrender Charge

All or part of the amount surrendered may be subject to a surrender charge. The amount subject to a charge is the lesser of (a) or (b), where: is the amount surrendered is the total premiums, less the total of all surrender amounts previously allocated to premium payments.

The surrender charge will be the applicable percentage(s) of the amounts subject to a charge. For purposes of determining the applicable percentage(s), surrender amounts that are subject to charge will be allocated to remaining premium payments in the order that the premium payments were received. Remaining premium payments are the premium payments, less the amount of any surrenders previously allocated to them. The applicable percentage for each premium payment is found on the policy data pages in the Table of Surrender Charges next to the number representing the number of full and partially completed years since the premium payment.

Reduced Charges on Certain Surrenders. Surrender charges will be reduced for the first surrender in each policy year. If the first surrender of the policy year is a partial surrender of 10% of the Account Value, or less, the amount surrendered will not be subject to a charge.

If the first surrender of the policy year is a full surrender, or a partial surrender of more than 10% of the Account Value, the amount of the surrender that is subject to a charge will be reduced by 10% of the Account Value.

There will be no surrender charge if you chose one of the following Optional Payments Plans:
  o    Plan 1;
  o    Plan 2 for a period of 5 or more years;
  o    or Plan 5

Postponement of Payments

We will usually pay any amounts payable as a result of full or partial surrenders within seven days after we receive written request in our home office, in a form satisfactory to us. We will usually pay any proceeds payable as a result of death within seven days after we receive due proof of death. Payment of any amount payable on surrender, partial surrender or death may be postponed whenever:
  o the New York Stock Exchange is closed other than customary weekend and holiday closings or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission; or

 o the Securities and Exchange Commission by order permits postponement for the protection of policyowners; or

 o an emergency exists, as determined by the Securities and Exchange Commission, as a result of which disposal of securities is not reasonably practical or it is not reasonably practical to determine the value of net assets of the Separate Account.

We reserve the right to defer payment of any surrender proceeds from the Guarantee Account for up to six months. We will not defer payment if we are required by law to pay earlier, or if the amount payable is used to pay premiums on policies with us.

We have the right to defer payment which is derived from any amount recently paid to us by check or draft, until we are satisfied the check or draft has been paid by the bank on which it is drawn.

GUARANTEE ACCOUNT

You may allocate premiums and/or transfer account value amounts to the Guarantee Account, and make transfers or surrenders from the Guarantee Account as described in this policy.

Amounts allocated to the Guarantee Account are held in, and are part of, our General Account, which consists of the assets of GE Capital Life other than those allocated to our Separate Accounts. Subject to statutory authority, we have sole discretion over the investment of the assets of the General Account, and those assets may be chargeable with liabilities arising out of any business we may conduct.

SEPARATE ACCOUNT

The Separate Account named in the policy data pages will be used to support the operation of this policy and certain other variable annuity policies we may offer. We will not allocate assets to the Separate Account to support the operation of any policy or policies that are not variable annuities.

We own assets in the Separate Account. However, these assets are not part of our general account. Income, gains or losses, whether or not realized, from assets allocated to the Separate Account will be credited to or charged against the Separate Account without regard to our other income, gains or losses.

The Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. The Separate Account is also subject to laws of the State of New York which regulates the operations of insurance companies incorporated in New York. The investment policy of the Separate Account will not be changed without the approval of the Insurance Commissioner of the State of New York

The Separate Account is divided into Investment Subdivisions. The Investment Subdivisions are named in the policy data pages. We reserve the right to remove any Investment Subdivisions of the Separate Account, or to add new Investment Subdivisions, subject to the approval of the New York Insurance Department. Each Investment Subdivision of the Separate Account will invest in shares of a mutual fund, or of a portfolio of a series type of mutual fund named in the data pages. You determine the percentage of premiums which will be allocated to each Investment Subdivision.

You will share only the income, gains and losses of the Investment Subdivisions to which your premium payments have been allocated.

The portion of the assets of the Separate Account which equal the reserves and other policy liabilities of the policies which are supported by the Separate Account will not be charged with liabilities arising from any other business we conduct. We have the right to transfer to our general account any assets of the Separate Account which are in excess of such reserves and other policy liabilities.

We also have the right, subject to the approval of the New York Insurance Department, to make additions to, deletions from, or substitutions for the shares or a mutual fund portfolio that are held by the Separate Account or that the Separate Account may purchase. We reserve the right, subject to the approval of the New York Insurance Department, to eliminate the shares of any portfolio named in the data pages, and to substitute shares of another portfolio, if the shares of the portfolio are no longer available for investment or if in our judgement further investment in the portfolio should become inappropriate in view of the purposes of the Separate Account. In the event of any substitution or change, we may, by appropriate endorsement, make such changes in this and other policies as may be necessary or appropriate to reflect the substitution or change.

We also reserve the right to transfer assets of the Separate Account, which we determine to be associated with the class of policies to which this policy belongs, to another separate account. If this type of transfer is made, the term Separate Account, as used in this policy, shall then mean the Separate Account to which the assets were transferred.

When permitted by law, we also reserve the right to:
(a) deregister the Separate Account under the Investment Company Act of 1940;
(b) manage the Separate Account under the direction of a committee;
(c) restrict or eliminate any voting rights of Owners, or other persons who have voting rights as to the Separate Account; and
(d) combine the Separate Account with other accounts, subject to the approval of the New York Insurance Department.

We will value the assets of Separate Account each business day.

We will value the assets in the Separate Account at their fair market value in accordance with accepted accounting practices and applicable laws and regulations.

Unit Value

Each Investment Subdivision has a Unit Value. When premiums or other amounts are transferred into an Investment Subdivision, a number of Units are purchased based on the subdivision's Unit Value for the valuation period during which the transfer is made. When amounts are transferred out of an Investment Subdivision, Units are redeemed in a similar manner. The Unit Value for a valuation period applies to each day in the period. Before income payments begin, Unit Values are referred to as Accumulation Unit Values. Once income payments have begun, they are referred to as Annuity Unit Values.

For each Investment Subdivision, the Accumulation Unit Value for the first valuation period was $10. The Accumulation Unit Value for each subsequent period is the Net Investment Factor for that period, multiplied by the Accumulation Unit Value for the immediately preceding period.

For each Investment Subdivision, the Annuity Unit Value for the first valuation period was $10. The Annuity Unit Value for each subsequent period is (a) times
(b) times (c), where:
         (a) result adjustment the Net Investment Factor for that period;
         (b) is the Annuity Unit Value for the preceding period; and
         (c) is the investment factor for that period.

The investment result adjustment factor recognizes the assumed interest rate used in determining the income payment amounts. The payment rates in the Plan 1 Table are based on an assumed interest rate of 3% per annum.

Annuity Unit Values are determined separately for each assumed interest rate available under this policy. You can select the assumed interest rate used to provide variable income payments from any that are available on the policy date. If you do not choose an assumed interest rate, 3% will be used. Only one assumed interest rate can be elected. You can change the assumed interest rate before the time income payments begin to any assumed interest rate available at the time you make the change.

Each valuation period includes a business day and any non-business day or consecutive non-business days immediately preceding it. Assets are valued at the close of the business day. A business day is any day the New York Stock Exchange is open for trading, or any day in which there is a material change in the value of the assets in the Separate Account.

Each Investment Subdivision has its own Net Investment Factor. In the following definition, "assets" refers to the assets in each Investment Subdivision. "Any amount charged against the Separate Account" refers to those amounts that are allocated to each Investment Subdivision.

The Net Investment Factor for a valuation period is (a) divided by (b), minus
 (c), where:

(a) is:

 (1) the value of the assets at the end of the preceding valuation period; plus

 (2) the investment income and capital gains, realized or unrealized, credited to those assets at the end of the valuation period for which the Net Investment Factor is being determined; minus

 (3) the capital losses, realized or unrealized, charged against those assets during the valuation period; minus

 (4) any amount charged against the Separate Account for taxes, or any amount we set aside during the valuation period as a provision for taxes attributable to the operation or maintenance of the Separate Account; and

(b) is the value of the assets at the end of the preceding valuation period; and
(c) is a factor representing the charge for mortality and expense risks we assume and for administrative expenses. The annual rate for these charges is shown on the policy data page.


Transfers Before Income Payments Begin

You may transfer amounts among any Guarantee Account and the Investment Subdivisions of the Separate Account be sending a written request to us at our home office. The first twelve transfer in each calendar year will be made without a transfer charge. A transfer charge will be imposed for each subsequent transfer in a calendar month. The amount of the transfer is shown on the policy data page. When we make transfers, the Account Value on the date of the transfer will not be affected by the transfer except to the extent of the transfer charge. The transfer charge will be taken from the amount transferred.

Transfers involving the Guarantee Account will be effective on the date we receive your request at our home office. With respect to transfers between the Guarantee Account and the Separate Account, we reserve the right to impose the restriction that no transfers from the Separate Account to the Guarantee Account may be made during the six month period following the transfer of any amount from the Guarantee Account to the Separate Account.

We reserve the right to limit, upon written notice, the number of transfer to twelve each calendar a year or, if it is necessary for this policy to continue to be treated as an annuity policy by the IRS, a lower number. Also, we reserve the right to refuse to execute any transfer if any of the Investment Subdivisions which would be affected by the transfer is unable to purchase or redeem shares of the mutual fund in which the Investment Subdivision invests. The transfer will be effective as of the end of the valuation period during which we receive your request at our home office. If the amount of your Account Value remaining in any Guarantee Account or in an Investment Subdivision after the transfer is less than $100, we will transfer the amount remaining in addition to the amount requested. We will not allow a transfer into any Investment Subdivision or any Guarantee Account unless the Account Value of that Investment Subdivision or Guarantee Account after the transfer is at least $100.

Transfers After Variable Income Payments Begin

If income payments are made under one of the Variable Income Options you may transfer Annuity Units among the Investment Subdivisions of the Separate Account by sending a written request to us at our home office. You may make one transfer in each calendar year. We reserve the right to limit the number of transfers if it is necessary for this policy to continue to be treated as an annuity policy by the IRS. Also, we reserve the right to refuse to execute any transfer if any of the Investment Subdivisions that would be affected by the transfer is unable to purchase or redeem shares of the mutual fund in which the Investment Subdivision invests. If the number of annuity units remaining in an Investment Subdivision after the transfer is less than 1, we will transfer the amount remaining in addition to the amount requested. We will not allow a transfer into any Investment Subdivision unless the number of annuity units of that Investment Subdivision after the transfer is at least 1. No transfer charge is imposed for transfers of annuity units. The amount of the income payment as of the date of the transfer will not be affected by the transfer.

GENERAL INFORMATION

Statement of Values

At least once each year, we will send you a policy statement. The statement will show the Account Value, Surrender Value and Death Benefit as of the statement date. The statement will also show premiums paid and charges made during the statement period. Calculation of Values

The Surrender Value and Death Benefit in this policy are not less than the minimum benefits required by the laws of the state in which the policy is delivered.

A detailed statement of how we calculate the values in this policy has been filed with the New York Insurance Department.

Evidence of Death, Age, Gender or Survival

We will require proof of death before we act on policy provisions relating to death of any person or persons. We may also require proof of the age, gender or survival of any person or persons before we act on any policy provisions dependent upon age, gender or survival.

Incontestability

We will not contest this policy.

Misstatement of Age or Gender

If the Annuitant's age or gender is misstated on the policy data page, any policy benefits or proceeds, or the availability thereof, will be determined using the correct age and gender. If any overpayments have been made, an adjustment including interest on the amount of the overpayment will be made to the next payment(s). Any underpayments will be credited with interest on the amount of the underpayment and will be paid in full with the next payment. The interest rate used will be 3% per annum, unless otherwise required by law.

Nonparticipating

This policy is nonparticipating.  No dividends are payable.

Written Notice

Any written notice to us should be sent to our home office at the address shown on the cover of this policy. Please include the policy number and the Annuitant's full name.

Any notice we send you will be sent to the last known address on file with us. You should request an address change form if you move.

OPTIONAL PAYMENT PLANS

Death benefit and Surrender Value proceeds will be paid in one lump sum, and maturity proceeds will be paid as described in the Income Benefit section. Subject to the rules stated below, however, any part of the death or surrender proceeds can be left with us and paid under a payment plan. If you choose to leave the proceeds with us and received payments under a payment plan, the proceeds less any applicable premium tax will be applied to calculate income. During the Annuitant's life you (or the Designated Beneficiary at your death) can choose a plan. If a plan has not been chosen at the death of the Annuitant, the Designated Beneficiary can choose a plan if the death benefit is to be paid.

There are several import payment plan rules:

  o Our consent must be obtained prior to selecting an optional payment plan if the payee is not a natural person.

  o Payment made under an Optional Payment Plan at the death of the Owner, Joint Owner or Annuitant must conform with the rules in the Death Provisions, including the Payment of Benefits section.

  o If you change a beneficiary, your Plan selection will no longer be in effect unless you request that it continue.

  o   Any choice or change of a Plan must be sent in writing to our home office.

  o   The amount of each payment under a plan must be at lest $20.

  o Payments under a Fixed Income option will begin on the date we receive proof of the Annuitant's death, on surrender, or on the policy's maturity date.

  o Payments under a Variable Income option will begin within seven days after the date payments would begin under the corresponding fixed option.

  o Payments under Plan 4 will begin at the end of the first interest period after the date proceeds are otherwise payable.


Fixed Income Options

Optional Payment Plans 1 through 5 are available as Fixed Income Options. Any amount left with us under a Fixed Income option will be transferred to our general account. Benefits will not be less than those that would be provided to a single premium immediate annuity applicant of the same class.

Variable Income Options

Optional Payment Plans 1 through 5 are available as Variable Income Options. This means that income payments, after the first, will reflect the investment experience of the Investment Subdivisions of the Separate Account. Benefits under a variable income option will not be less than those that would be provided to an applicant of the same class under the corresponding option for a single premium variable immediate annuity. Once variable income payments have commenced, neither expenses actually incurred, other than taxes on the investment return, nor mortality actually experienced, will adversely affect the dollar amount of variable income payments.

Proceeds may be allocated to one or more Investment Subdivisions of the Separate Account. The first income payment is determined by the Plan chosen and the amount of proceeds applied to the Plan. The dollar amount of subsequent income payments is determined by means of Annuity Units.

The number of Annuity Units for an Investment Subdivision will be determined at the time income payments begin and will remain fixed unless transferred (as shown below). The number of Annuity Units for an Investment Subdivision is (a) divided by (b), where:

(a) is the portion of the first income payment allocated to that Investment Subdivision; and
(b) is the applicable Annuity Unit Value for that Investment Subdivision seven days before the income payment is due.

After the first income payment, each subsequent income payment is a dollar amount equal to the sum of the income payments amounts for each Investment Subdivision. The income payment amount for an Investment Subdivision is the number of Annuity Units for that Investment Subdivisions times the applicable Annuity Unit Values for that Investment Subdivision times the applicable Annuity Unit Value for that Investment Subdivision seven days before the payment is due.

Annuity Units may be transferred upon request. The number of Annuity Units for the new Investment Subdivision is (a) times (b), divided by (c), where:
     (a) is the number of Annuity Units for the current Investment Subdivision;
     (b) is the applicable Annuity Unit Value for the current Investment Subdivision; and
     (c) is the applicable Annuity Unit Value for the new
     Investment Subdivision.

Payments Plans

The fixed income options are shown below. Variable income options with an assumed interest rate of 3% have the same initial payment as the corresponding fixed option. The monthly payment rate per $1000, as shown in the Plan 1 and Plan 5 Tables, is based on the 1983 Table `a', using 3% interest. Variable income monthly payment rates based on other assumed interest rates are available on request.

Plan 1 Life Income with Period Certain. We will make equal monthly payments for a guaranteed minimum period. If the payee lives longer than the minimum period, payments will continue for his or her life. The minimum period can be 10, 15 or 20 years. Payments will be according to the table below. Guaranteed accounts payable under this plan will earn interest at 3% compounded yearly. We may increase the interest rate and the amount of any payment. If the payee dies before the end of the guaranteed period, the amount of remaining payment for the minimum period will be the discounted at the same rate used in calculating income payments. Discounted means we will deduct the amount of interest each remaining payment would have earned had it not been paid out early. The discounted amounts will be paid in one lump sum to the payee's estate unless otherwise provided.

                                  Plan 1 Table

Monthly payments rates for each $1,000 of proceeds under Plan 1.

Settlmt        Male Payee                     Female Payee                 Settlmt.         Male Payee       Female Payee
 Age                                                                          Age
-------------------------------------------------------------- -------------------------------------------------------------
           10 yr   15 yr    20 yr    10 yr   15 yr     20 yr             10 yr    15 yr   20 yr   10 yr   15 yr    20 yr
  |     |Certain | Certain|Certain| Certain| Certain |Certain|    |     Certain|Certain| Certain|Certain |Certain|Certain
-------------------------------------------------------------- -------------------------------------------------------------
-------------------------------------------------------------- -------------------------------------------------------------
20        2.90     2.89     2.89     2.80    2.80     2.80     65       5.44     5.17     4.83    4.85     4.72     4.54
--------- -------- -------- -------- ------- -------- -------- -------- -------- -------- ------- -------- -------- --------
25        2.99     2.98     2.98     2.88    2.87     2.87     66       5.58     5.28     4.89    4.97     4.83     4.62
--------- -------- -------- -------- ------- -------- -------- -------- -------- -------- ------- -------- -------- --------
30        3.10     3.10     3.09     2.96    2.96     2.96     67       5.74     5.38     4.96    5.10     4.93     4.69
--------- -------- -------- -------- ------- -------- -------- -------- -------- -------- ------- -------- -------- --------
35        3.24     3.24     3.23     3.08    3.07     3.07     68       5.89     5.49     5.02    5.24     5.04     4.77
--------- -------- -------- -------- ------- -------- -------- -------- -------- -------- ------- -------- -------- --------
40        3.43     3.41     3.39     3.22    3.21     3.20     69       6.05     5.60     5.08    5.39     5.16     4.84
--------- -------- -------- -------- ------- -------- -------- -------- -------- -------- ------- -------- -------- --------
45        3.66     3.64     3.60     3.40    3.39     3.37     70       6.22     5.70     5.13    5.55     5.28     4.92
--------- -------- -------- -------- ------- -------- -------- -------- -------- -------- ------- -------- -------- --------
50        3.95     3.91     3.85     3.63    3.61     3.59     71       6.39     5.81     5.18    5.71     5.39     4.99
--------- -------- -------- -------- ------- -------- -------- -------- -------- -------- ------- -------- -------- --------
51        4.02     3.97     3.91     3.68    3.66     3.63     72       6.57     5.91     5.23    5.88     5.51     5.05
--------- -------- -------- -------- ------- -------- -------- -------- -------- -------- ------- -------- -------- --------
52        4.09     4.04     3.96     3.74    3.72     3.68     73       6.75     6.01     5.27    6.06     5.63     5.12
--------- -------- -------- -------- ------- -------- -------- -------- -------- -------- ------- -------- -------- --------
53        4.16     4.11     4.02     3.80    3.77     3.74     74       6.93     6.10     5.31    6.25     5.75     5.17
--------- -------- -------- -------- ------- -------- -------- -------- -------- -------- ------- -------- -------- --------
54        4.24     4.18     4.08     3.86    3.83     3.79     75       7.12     6.19     5.35    6.44     5.87     5.22
--------- -------- -------- -------- ------- -------- -------- -------- -------- -------- ------- -------- -------- --------
55        4.32     4.25     4.15     3.93    3.90     3.85     76       7.30     6.28     5.38    6.64     5.98     5.27
--------- -------- -------- -------- ------- -------- -------- -------- -------- -------- ------- -------- -------- --------
56        4.41     4.33     4.21     4.00    3.96     3.91     77       7.49     6.35     5.40    6.85     6.09     5.31
--------- -------- -------- -------- ------- -------- -------- -------- -------- -------- ------- -------- -------- --------
57        4.50     4.41     4.28     4.07    4.03     3.97     78       7.67     6.43     5.42    7.06     6.19     5.35
--------- -------- -------- -------- ------- -------- -------- -------- -------- -------- ------- -------- -------- --------
58        4.60     4.49     4.34     4.15    4.10     4.03     79       7.85     6.49     5.44    7.27     6.28     5.38
--------- -------- -------- -------- ------- -------- -------- -------- -------- -------- ------- -------- -------- --------
59        4.70     4.58     4.41     4.23    4.18     4.10     80       8.02     6.55     5.46    7.48     6.37     5.41
--------- -------- -------- -------- ------- -------- -------- -------- -------- -------- ------- -------- -------- --------
60        4.81     4.67     4.48     4.32    4.26     4.17     81       8.18     6.61     5.47    7.68     6.45     5.43
--------- -------- -------- -------- ------- -------- -------- -------- -------- -------- ------- -------- -------- --------
61        4.92     4.77     4.55     4.42    4.35     4.24     82       8.34     6.65     5.48    7.88     6.52     5.45
--------- -------- -------- -------- ------- -------- -------- -------- -------- -------- ------- -------- -------- --------
62        5.04     4.86     4.62     4.52    4..43    4.31     83       8.49     6.69     5.49    8.08     6.58     5.47
--------- -------- -------- -------- ------- -------- -------- -------- -------- -------- ------- -------- -------- --------
63        5.17     4.96     4.69     4.62    4.53     4.39     84       8.63     6.73     5.50    8.26     6.63     5.48
--------- -------- -------- -------- ------- -------- -------- -------- -------- -------- ------- -------- -------- --------
64        5.30     5.06     4.76     4.73    4.62     4.46     85&      8.76     6.76     5.50    8.43     6.68     5.49
                                                              over
--------- -------- -------- -------- ------- -------- -------- -------- -------- -------- ------- -------- -------- --------

Values for ages not shown will be furnished upon request.

Plan 2. Income for a Fixed Period. We will make equal periodic payments for a fixed period, not longer than 30 years. Payments can be annual, semi-annual, quarterly or monthly. Payments will be made according to the table below. Guaranteed amounts payable under this plan will earn interest at 3% compounded yearly. We may increase the interest and the amount of any payment. If the payee dies, the amount of the remaining guaranteed payments will be discounted to the date of the payee's death at the same rate used in calculating income payments. The discounted amount will be paid in one sum to the payee's estate unless otherwise provided.

                                  Plan 2 Table



Monthly payment rates for each $1,000 of proceeds under Plan 2.

----------------------------------------------------------------------------------------------------------------------------------
Years        1       2       3       4       5        6       7       8       9       10      11      12      13      14      15
Payable
----------------------------------------------------------------------------------------------------------------------------------
Mthly      84.47   42.68   28.99   22.06   17.91    15.14   $13.16  $11.68  $10.53  $9.61   $8.86   $8.24   $7.71   $7.26   $6.87
Paymnt
----------------------------------------------------------------------------------------------------------------------------------
Years        16     17      18      19      20       21      22      23      24      25      26      27      28      29      30
Payable
----------------------------------------------------------------------------------------------------------------------------------
Mnthly     $6.53   $6.23   $5.96   $5.73   $5.51    $5.32   $5.15   $4.99   $4.84   $4.71   $4.59   $4.47   $4.37   $4.27   $4.18
Paymnt
----------------------------------------------------------------------------------------------------------------------------------

Annual, semi-annual or quarterly payments are determined by multiplying the monthly payment by 11.838, 5.963 or 2.992, respectively.

Plan 3. Income of a Definite Amount. We will make equal periodic payments of a definite amount. Payments can be annual, semi-annual, quarterly or monthly. The amount paid each year must be at least $120 for each $1,000 or proceeds. Payments will continue until the proceeds are exhausted. The last payment will equal the amount of any unpaid proceeds. Unpaid proceeds will earn interest at 3% compounded yearly. We may increase the interest rate. If we do, the payment period will be extended. If the payee dies, the amount of the remaining proceeds with earned interest will be paid in one sum to his or her estate unless otherwise provided.

Plan 4. Interest Income. We will make periodic payments of interest earned from the proceeds left with us. Payments can be annual, semi-annual, quarterly or monthly, and will begin at the end of the first period chosen. Proceeds left under this plan will earn interest at 3% compounded yearly. We may increase the interest rate and the amount of any payment. If the payee dies, the amount of remaining proceeds and any earned but unpaid interest will be paid in one sum to his or her estate unless otherwise provided.

Plan 5. Joint Life and Survivor Income. We will make equal monthly payments to two payees for a guaranteed minimum of 10 years. Each payee must be at least 35 years old when payments begin. The guaranteed amount payable under this plan will earn interest at 3% compounded yearly. We may increase the interest rate and the amount of any payment. Payments will continue as long as either payee is living. If both payees die before the end of the minimum period, the amount of the remaining payments for the 10 year period will be discounted at the same rate used in calculating the monthly income. The discounted amount will be paid in one sum to the survivor's estate unless otherwise provided.

                                  Plan 5 Table

Monthly payment rates for each $1,000 of proceeds under Plan 5.
----------------- -------------------------------------------------------------------------------------------
Male Settlement                                     Female Settlement Age
                  -------------------------------------------------------------------------------------------
      Age
                    35      40      45      50       55      60      65       70     75      80    85 & over

----------------- ------- ------- ------- -------- ------- ------- -------- ------- ------ ------- ----------
       35         $2.95   $3.00   $3.06    $3.11   $3.15   $3.18    $3.20   $3.22   $3.23  $3.24     $3.24
                  ------- ------- ------- -------- ------- ------- -------- ------- ------ ------- ----------
       40          2.98    3.06    3.13     3.20    3.26    3.31     3.35    3.38    3.40   3.41      3.42
                  ------- ------- ------- -------- ------- ------- -------- ------- ------ ------- ----------
       45          3.01    3.10    3.20     3.30    3.39    3.46     3.53    3.58    3.61   3.64      3.65
                  ------- ------- ------- -------- ------- ------- -------- ------- ------ ------- ----------
       50          3.03    3.14    3.25     3.38    3.51    3.63     3.73    3.38    3.87   3.91      3.93
                  ------- ------- ------- -------- ------- ------- -------- ------- ------ ------- ----------
       55          3.04    3.16    3.30     3.45    3.62    3.79     3.94    4.08    4.18   4.25      4.29
                  ------- ------- ------- -------- ------- ------- -------- ------- ------ ------- ----------
       60          3.05    3.18    3.33     3.51    3.72    3.94     4.16    4.37    4.55   4.67      4.75
                  ------- ------- ------- -------- ------- ------- -------- ------- ------ ------- ----------
       65          3.06    3.19    3.36     3.56    3.79    4.07     4.37    4.68    4.96   5.18      5.32
                  ------- ------- ------- -------- ------- ------- -------- ------- ------ ------- ----------
       70          3.07    3.20    3.37     3.59    3.85    4.17     4.55    4.97    5.39   5.75      6.00
                  ------- ------- ------- -------- ------- ------- -------- ------- ------ ------- ----------
       75          3.07    3.21    3.38     3.61    3.89    4.24     4.68    5.20    5.78   6.32      6.73
                  ------- ------- ------- -------- ------- ------- -------- ------- ------ ------- ----------
       80          3.07    3.21    3.39     3.62    3.91    4.28     4.76    5.37    6.08   6.81      7.40
                  ------- ------- ------- -------- ------- ------- -------- ------- ------ ------- ----------
   85 & over       3.07    3.22    3.39     3.62    3.92    4.31     4.81    5.47    6.28   7.15      7.91
----------------- ------- ------- ------- -------- ------- ------- -------- ------- ------ ------- ----------

Figures for intermediate ages, for two males or two females

Settlement Age: The settlement age is the payee's age nearest birthday on the date payments begin, minus an age adjustment from the table below. The age adjustment cannot exceed the age of the payee.

----------------------------------------------------------
              YEAR Payments Begin                AGE
        AFTER          PRIOR TO               ADJUSTMENT
----------------------------------------------------------
----------------------------------------------------------
        ----            2001                      0
        2000            2026                      3
        2025            2051                      7
        2050            -----                    10
----------------------------------------------------------

Individual Deferred Variable
Annuity Policy
Flexible Purchase Payments




Income payments beginning at maturity
Nonparticipating
Some values and benefits reflect investment results



GE CAPITAL LIFE ASSURANCE
COMPANY OF NEW YORK